Exhibit 10.22

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE (“First Amendment”) dated as of April 1 , 2019 (the “Effective Date”) by and between JERICHO PLAZA, LLC (“Landlord”), a Delaware limited liability company having an address at c/o Onyx Management Group, LLC, 900 Route 9 North, Suite 400, Woodbridge, New Jersey 07095, and NATHAN’S FAMOUS SERVICES, INC., a Delaware corporation, as “Tenant”, having an office and place of business at One Jericho Plaza, Jericho, New York 11753.

WITNESSETH

WHEREAS, Landlord’s predecessor-in-interest, One-Two Jericho Owner, LLC, as landlord, and Tenant, as tenant, entered into that certain Agreement of Lease dated September 11, 2009 (hereinafter referred to as the “Existing Lease”) for (i) a portion of the Second (2nd) Floor containing 12,582 gross rentable square feet (“Premises”) located on Wing A in the Building (“Building”) known as and located at One Jericho Plaza, Jericho, New York 11753 (“Property”); (ii) a portion of the lower level storage space consisting of 607 square feet and known as Storage Unit #10 (the “Storage Space”). The Existing Lease as amended by this First Amendment is referred to as the “Lease”.

WHEREAS, Tenant’s current term is set to expire on December 31, 2019 and desires to extend the term of the Lease for an additional Ten (10) years commencing on the Effective Date and expiring on March 31, 2029 (the “Expiration Date”).

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties agree to extend the term and amend the Existing Lease as follows:

1.     Extension of Term. The Term is hereby extended for the period commencing on the Effective Date and expiring on Expiration Date (the “Renewal Term”).

2.     Annual Basic Rent. (a) Basic Rent (exclusive of all Additional Rent) with respect to the Premises shall be payable during the Renewal Term in accordance with the Lease in the amounts shown in the following chart:

Period	Annual Basic Rent	Monthly Basic Rent	Annual[1] Electric	Monthly[1] Electric
Effective Date through March 31, 2020	$440,370.00	$36,697.50	$42,149.76	$3,512.48
April 1, 2020 through March 31, 2021	$452,480.16	$37,706.68	$42,149.76	$3,512.48
April 1, 2021 through March 31, 2022	$464,923.32	$38,743.61	$42,149.76	$3,512.48
April 1, 2022 through March 31, 2023	$477,708.72	$39,809.06	$42,149.76	$3,512.48
April 1, 2023 through March 31, 2024	$490,845.72	$40,903.81	$42,149.76	$3,512.48
April 1, 2024 through March 31, 2025	$504,343.92	$42,028.66	$42,149.76	$3,512.48
April 1, 2025 through March 31, 2026	$518,213.40	$43,184.45	$42,149.76	$3,512.48
April 1, 2026 through March 31, 2027	$532,464.24	$44,372.02	$42,149.76	$3,512.48
April 1, 2027 through March 31, 2028	$547,107.00	$45,592.25	$42,149.76	$3,512.48
April 1, 2028 through March 31, 2029	$562,152.48	$46,846.04	$42,149.76	$3,512.48

1 Electric is subject to escalation and adjustment pursuant to Article 9.

Notwithstanding the foregoing, Tenant shall be entitled to a credit against Annual Basic Rent in the amount of $468,460.40 in equal monthly installments of $46,846.04 commencing on June 1, 2028 and on the first (1st) day of each month during the Renewal Term up to and including March 31, 2029. In no event shall Tenant’s payments of Storage Space Rent (as hereinafter defined) Electric Charges (as hereinafter defined) and any other additional rent be abated.”

(b) Storage Space Rent for the Storage Space be payable during the Renewal Term in accordance with the Lease in the amounts shown in the following chart:

Period	Annual Storage Space Basic Rent	Monthly Storage Space Basic Rent
Effective Date through March 31, 2020	$10,926.00	$910.50
April 1, 2020 through March 31, 2021	$11,226.48	$935.54
April 1, 2021 through March 31, 2022	$11,535.24	$961.27
April 1, 2022 through March 31, 2023	$11,842.40	$987.70
April 1, 2023 through March 31, 2024	$12,178.32	$1,014.86
April 1, 2024 through March 31, 2025	$12,513.24	$1,042.77
April 1, 2025 through March 31, 2026	$12,857.40	$1,071.45
April 1, 2026 through March 31, 2027	$13,210.92	$1,100.91
April 1, 2027 through March 31, 2028	$13,574.28	$1,131.19
April 1, 2028 through March 31, 2029	$13,947.60	$1,162.30

3.     AS IS; Landlord’s Work. (a) The parties hereto acknowledge that Tenant presently occupies the Premises and Storage Space and knows the condition thereof. Landlord shall have no obligation whatsoever to perform any build-out or similar work to the Premises or the Storage Space and Tenant agrees to accept same in “AS IS, WHERE IS” physical order and condition on the Effective Date and without any representation or warranty (except as expressly set forth herein or in the Existing Lease), express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to the nature, condition or usability thereof or as to the use or occupancy which may be made thereof.

(b) Following the date hereof, Tenant shall have the right to perform improvements and alterations to the Premises, including installation of all trade and operating fixtures and equipment, plumbing, lighting and other fixtures and equipment, floor covering, and any and all other items necessary for the proper operation of Tenant’s business (“Tenant’s Additional Term Work”). All equipment permanently affixed to the Premises by Tenant shall not be subject to liens, conditional sales contracts, security agreements or chattel mortgages. Nothing contained herein shall prohibit Tenant from purchasing office and other moveable equipment. Tenant shall complete or cause to be completed all of Tenant’s Additional Term Work in the Premises in accordance with and pursuant to the provisions of the Lease.

(c) Tenant’s contractor who performs Tenant’s Additional Term Work shall be duly licensed in the State of New York, County of Nassau.

(d) Subject to the provisions hereof, Landlord shall contribute to Tenant a sum not to exceed the sum of Five Hundred Three Thousand, Two Hundred Eighty and 00/100 ($503,280.00) Dollars (the “Alteration Fund”) towards the cost of the performance of Tenant’s Additional Term Work, including fees of architects, engineers, expediters, consultants, Project Management and Move Management Fees; as well as leasehold improvements, including, but not limited to, construction, cabling, signage and other soft costs incurred by Tenant in connection with the performance of the Tenant’s Additional Term Work, provided, however, that no portion of the Alteration Fund shall be used for Tenant’s office furniture and equipment and/or Tenant’s personal property. Tenant shall have the right to allocate any portion of the Alteration Fund not used in connection with Tenant’s Additional Term Work as a credit against its obligation to pay Annual Basic Rent and Additional Rent.

(e) Landlord shall make disbursements from the Alteration Fund to Tenant within forty-five (45) days after receipt of the items set forth herein.

(f) Landlord’s obligation to disburse the Alteration Fund shall be subject to receipt of: (i) a request for such disbursement from Lessee signed by someone with authority to bind Tenant, together with the certification required hereby; (ii) copies of all receipts, invoices, bills and lien waivers for the work completed and materials furnished in connection with Tenant’s Additional Term Work and incorporated into the Premises; (iii) copies of all contracts (to the extent not already given to Lessor), work orders, change orders and other documents relating to the work or materials; (iv) a certificate of Tenant’s independent licensed architect stating that, in his opinion, the Tenant’s Additional Term Work theretofore completed and for which the disbursement is requested was performed in a good and workmanlike manner in accordance with the final detailed plans and specifications for such Tenant’s Additional Term, as approved by Landlord; (v) unconditional lien waivers, to the extent permitted by law, from each contractor, subcontractor and materialmen who performed work in connection with Tenant’s Additional Term Work, to the extent of the amount theretofore paid to such contractor, subcontractor or materialman; and (f) a certificate of occupancy for the Premises, if required.

(g) In no event shall the aggregate amount paid by Landlord to Tenant hereunder exceed the amount of the Alteration Fund. Upon completion of the Tenant’s Additional Term Work (which shall include satisfaction of the conditions set forth herein) any amount of the Alteration Fund which has not been previously disbursed (exclusive of amounts allocated to pay for work completed even though the invoices covering such work have not yet been received) shall be credited against Basic Rent and Additional Rent as hereinafter specifically provided. Upon the disbursement of the entire Alteration Fund (or the portion thereof if upon completion of the Tenant’s Additional Space Work the Alteration Fund is not exhausted) Landlord shall have no further obligation or liability whatsoever to Tenant for further disbursement of any portion of the Alteration Fund to Tenant. It is expressly understood and agreed that Tenant shall complete at its sole cost and expense, Tenant’s Additional Term Work, whether or not the Alteration Fund is sufficient to fund such completion. Any costs to complete Tenant’s Additional Term Work in excess of the Alteration Fund shall be the sole responsibility and obligation of Tenant. Any portion of the Alteration Fund not used in the connection with Tenant’s Additional Term Work shall be a credit against Tenant’s obligation to pay Basic Rent and Additional Rent.

(h) Prior to the commencement of the Tenant’s Additional Term Work, Tenant shall provide Landlord with copies of all contracts with contractors, subcontractors who will be performing Tenant’s Additional Term Work.

(i) Tenant shall maintain comprehensive records and copies of all plans, specifications, budgets and other appropriate documentation in connection with any and all Tenant’s Additional Term Work, copies of which shall be furnished to Landlord.

(j) Other than as specifically provided for herein, Tenant shall not do any construction, work or alterations to the Premises, nor shall Tenant install any items other than Tenant's trade fixtures without first: (1) obtaining Landlord's written consent, which consent shall not be unreasonably withheld and (2) complying with all of the terms, covenants and conditions contained in the Lease.

(k) Notwithstanding anything to the contrary herein in Section 3(d) and (g) of this First Amendment, Tenant may elect to credit the entire amount of the Alteration Fund against the Basic Rent and Additional Rent commencing on September 1, 2019.

4.     Notices. All notices in connection with the Lease shall be in writing and shall be delivered by a national overnight courier service, or sent by certified mail, return receipt requested, postage prepaid. Notices to Landlord and to Tenant shall be delivered to the addresses set forth in the initial paragraph of this First Amendment. All notices shall be effective upon delivery or attempted delivery in accordance with this provision. Either party may change its notice address upon written notice to the other party given in accordance with this provision.

5.     Brokers. Tenant and Landlord each represent that it has not dealt with any broker in connection with this First Amendment other than Oxford & Simpson, Inc. (the “Broker”). Landlord and Tenant shall each indemnify the other against any claim by any party claiming a brokerage fee or other compensation arising due to the execution and delivery of this First Amendment if such claim is based on allegations of communications between the party claiming the compensation and the indemnitor, other than the Brokers. Landlord agrees to pay Broker their commission pursuant to a separate written agreement.

6.     No Drafting Presumption. This is a fully negotiated agreement, and shall not be construed against Landlord by virtue of its having been prepared by counsel for Landlord.

7.     Capitalized Terms. All capitalized terms not defined in this Second Amendment shall have the same meaning as provided for in the Lease.

8.     Estoppel. Tenant acknowledges that Landlord or Landlord’s predecessor-in-interest have performed fully all obligations of “Landlord” pursuant to the Lease in accordance with the terms thereof, that to Tenant’s knowledge there is no default by Landlord thereunder, and there is no circumstance which, but for the giving of notice or the passage of any applicable cure period, will constitute a default by Landlord thereunder. Landlord acknowledges that Tenant, during Landlord’s period of ownership of the Building, has performed fully all obligations of “Tenant” pursuant to the Lease in accordance with the terms thereof, that to the best knowledge of Landlord there is no default by Tenant thereunder, and there is no circumstance which, but for the giving of notice or the passage of any applicable cure period, will constitute a default by Tenant thereunder.

9.     Lease Amendments. Effective as of Effective Date, the Lease is hereby amended as follows:

(a)     The term “Base Tax Year” shall, for (i) Town and County taxation purposes, means calendar year 2019, and (ii) state and school taxation purposes, means the 2019/2020 fiscal tax year (namely, July 1, 2019 through June 30, 2020).

(b)     All existing extension options in the Lease are hereby terminated and a new extension option is hereby added as follows:

“ A. Provided Tenant is not in default under this Lease (subsequent to any required notice and the expiration of any cure period), at the time of the exercise of the within option and as of the effective date of the renewal, Tenant shall (provided that this Lease shall not have been theretofore earlier terminated) have one (1) option (a “Renewal Option”) to extend the term of this Lease for a five (5) year renewal period (the “Additional Renewal Term”) upon the terms and conditions set forth herein.

B. The Additional Renewal Term shall commence on April 1, 2029 and shall expire on March 31, 2034, or such earlier date upon which this Lease may be terminated as herein provided, as the case may be.

C. The Renewal Option may be exercised only by Tenant giving Landlord written notice (the “Renewal Notice”) of such exercise no later than June 30, 2028, provided, however, that the Renewal Notice shall be validly and effectively given only if, on the date that Tenant shall exercise the Renewal Option (the “Exercise Date”) Tenant is not in default under the Lease beyond any applicable notice and cure period. TIME SHALL BE OF THE ESSENCE with respect to the giving of the Renewal Notice by Tenant to Landlord.

D Notwithstanding anything to the contrary contained herein if, on the commencement of the Additional Renewal Term, there shall be an uncured default by Tenant beyond any applicable notice and cure period, then Landlord, in Landlord’s sole and absolute discretion, may elect, by written notice to Tenant, to void Tenant’s exercise of the Renewal Option, in which case Tenant’s exercise of the Renewal Option shall be of no force or effect and this Lease shall terminate on the last day of last year of the term of the Lease, unless sooner canceled or terminated pursuant to the provisions of this Lease or by law.

E. If Tenant shall validly exercise the Renewal Option in accordance with the provisions hereof, then this Lease shall be extended for the Additional Renewal Term upon all of the same terms, covenants and conditions contained in this Lease, except that during the Additional Renewal Term there shall be an update in the Base Tax Year for purposes of determining Additional Rent, (i) the annual Basic Rent for the first year of the Additional Renewal Term shall reflect the then fair market value of the Demised Premises with all relevant factors considered taking into consideration similar spaces in comparable buildings in Nassau County as well as annual increases and as determined in accordance with Section F below and (ii) from and after the Exercise Date but subject to the provisions Section 9(b) all references in this Lease to the expiration or termination of this Lease shall be deemed to refer to the last date of the Additional Renewal Term and all references in this Lease to the “term” shall be deemed to include the Additional Renewal Term.

F. The initial determination of Basic Rent shall be made by Landlord pursuant to notice (the “FMV Notice”) to Tenant no earlier than three hundred sixty-five (365) days and no later than one hundred eighty (180) days prior to the commencement of the Renewal Term. Such determination shall be binding unless Landlord shall receive a notice from Tenant (the “FMV Objection Notice”) objecting to Landlord’s determination and providing Tenant’s determination, within 30 days after Landlord shall have given Tenant the FMV Notice. If Landlord and Tenant fail to agree upon the Basic Rent for the Additional Renewal Term within 15 days from Landlord’s receipt of the FMV Objection Notice, then Landlord and Tenant shall each give notice to the other setting forth the name of a disinterested and independent appraiser. If either party shall fail to give such a designation of an appraiser within 10 days of the expiration of such 15-day period, then the first appraiser shall make the determination alone. If both parties properly designate the name of an appraiser, the appraisers shall then have 20 days to confer with each other and attempt to reach an agreement as to the Basic Rent. If the two appraisers shall concur as to the determination of the Basic Rent for the Additional Renewal Term, such determination shall be final and binding on Landlord and Tenant. If the two appraisers fail to agree within said 20-day period, then they shall designate a third disinterested and independent appraiser. The decision of such third appraiser shall be final and binding on Landlord and Tenant.

G. TIME SHALL BE OF THE ESSENCE with regard to Tenant’s delivery of the Renewal Notice for the Additional Renewal Term. If Tenant shall fail to deliver to Landlord the Renewal Notice exactly as and when required under this Article, the Renewal Option shall terminate immediately and shall have no further force or effect. The parties acknowledge that they have fully negotiated the terms and provisions of this Article. Tenant acknowledges and agrees that Landlord has granted Tenant the Renewal Option in consideration for Tenant’s agreement that the same shall be strictly construed and enforced and that in the event the Renewal Option shall terminate as provided above, Tenant shall not be entitled to any grace, notice or cure periods otherwise provided under this Lease.

H. All previous renewal and extension rights and options heretofore provided in the Lease are hereby deleted and Tenant’s only right to extend the term of the Lease beyond the Expiration Date is contained in this Amendment.”

(c)     There shall be added to the Lease a new Article 32 entitled “Right of First Offer” as follows:

“Section 32.01 (a) From and after the Effective Date hereof, subject to the rights of existing tenants in the Building as of the date hereof, Landlord agrees that prior to offering for lease any vacant and contiguous space on the Second (2nd) Floor of Wing A of the Building, it shall give Tenant notice of and the right to, at its option, expand the Demised Premises herein to include such additional space (each an “Additional Space”) with occupancy to commence on the Additional Space Commencement Date (as hereinafter defined) and to end on the Expiration Date originally provided for herein.

(b) Tenant shall, within ten (10) days after receipt of the notice from Landlord that the Additional Space is available for hire, notify Landlord of its intention to lease the Additional Space (time being of the essence with respect thereto). Tenant's failure to notify Landlord within the ten (10) day period shall be deemed a waiver of the right to hire the Additional Space and should such space become available again Landlord shall not be required to offer it again to Tenant. Upon the giving of such notice the Additional Space shall be deemed added to and a part of the Demised Premises, with the same force and effect as if originally so demised under this Lease.

(c) Tenant shall have the right to inspect the Additional Space, prior to exercising its rights herein. Tenant agrees to accept the Additional Space in its “AS IS” state and condition on the Additional Space Commencement Date without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, condition or usability thereof or as to the use or occupancy which may be made thereof.

Section 32.02 Any notice of election to exercise the right to expand the Demised Premises as hereinbefore provided must be in writing and sent to Landlord as provided in this Lease. Neither the right granted to Tenant in this Article to expand the Demised Premises, nor the exercise of such right by Tenant, shall prevent Landlord from exercising any option or right granted or reserved to Landlord in this Lease to terminate this Lease, and the effective exercise of any such right of termination by Landlord shall terminate any such renewal or extension and any right of Tenant to any such renewal or extension, whether or not Tenant shall have exercised any such right to expand the Term. Any such option or right on the part of Landlord to terminate this Lease pursuant to the provisions hereof shall apply to the Additional Space.

Section 32.03 The “Additional Space Commencement Date” shall be the date upon which Landlord delivers possession of the Additional Space to Tenant in accordance with the provisions of this Lease.

Section 32.04 (a) All of the terms, covenants and conditions of this Lease applicable to the Demised Premises as originally constituted shall be applicable to the Demised Premises including the Additional Space, except that the Annual Basic Rent shall be increased by the product of: (x) the annual fair rental value on a square foot basis as determined in accordance with the provisions of this First Amendment to Lease multiplied by the rentable square footage of the Additional Space.

(b) During and in respect of the Term hereof, Tenant’s Proportionate Share shall be increased by the rentable square footage of all Additional Space that Tenant occupies in the Building.

Section 32.05 If Tenant shall effectively exercise its right to hire the Additional Space, Landlord and Tenant, upon demand of either, shall execute and deliver to each other duplicate originals of an instrument, duly acknowledged, setting forth: (i) that the Demised Premises have been expanded to include the Additional Space; (ii) the amount of such Additional Space; (iii) the annual Fixed Rent payable during the Term; (iv) that such Additional Space is upon and subject to all of the terms, covenants, conditions and limitations contained herein; and (v) Tenant’s Proportionate Share as increased by the Additional Space.

Section 32.06 The right of Tenant to hire the Additional Space as provided in Section 32.01 is conditioned in all respects upon there being no Event of Default in the observance or performance of any term, covenant, condition or agreement on Tenant's part to be observed or performed under this Lease both at the time the notice of exercise is given and immediately prior to the Additional Space Commencement Date. Any termination, cancellation or surrender of this Lease shall terminate Tenant's right to hire the Additional Space.”

10.     Ratification. Except as modified herein, the terms and provisions of the Lease remain in full force and effect without amendment thereto.

11.     Confidentiality and Non-Disclosure In anticipation of executing and delivering this Second Amendment, Tenant hereby agrees to keep secret and confidential the terms of this Second Amendment (the “Confidential Information”) and will not disclose it, directly or indirectly, to any other person, firm or entity without the specific written approval and consent of the Landlord, except to the extent required by law. The provisions hereof shall be for a period of three (3) years from the expiration date of the Lease and shall apply to each, every and all communications, negotiations and conversations between Tenant and any other person, entity or thing. Tenant acknowledges that breach of this agreement will cause irreparable damage to the Landlord and hereby consents to the issuance of an injunction restraining such breach as a matter of course in any action instituted for that purpose without limitation to any additional remedies the Landlord may seek against Tenant to protect such Confidential Information, including reasonable attorneys fees and court costs incurred in connection therewith.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment as of the day and year first above written.

Landlord:	JERICHO PLAZA, LLC, a Delaware limited liability company By: Green Onyx Jericho JV, LLC, its Operating Member By: Onyx Jericho LLC, its Manager

	By:	/s/Samuel Girodano
	Print Name:	Samuel J. Giordano
	Title:	Chief Financial Officer
	Execution date:	4/1/19

NATHAN’S FAMOUS SERVICES, INC.

	By:	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer
	Execution Date:	3/28/19